Exhibit 99.1

Pandion Reports Second Quarter 2020 Financial Results and Provides

Business Update

- Completed successful IPO providing approximately $153 million in gross proceeds; cash runway extended through first half of 2024

- Expanded executive team with appointment of John S. Sundy, M.D., Ph.D. as Chief Medical

Officer

- Announced issuance of U.S. patent for bifunctional molecules derived from TALON™ platform

WATERTOWN, Mass. – August 31, 2020 - Pandion Therapeutics, Inc. (Nasdaq: PAND), a clinical-stage biotechnology company developing novel therapeutics designed to address the unmet needs of patients suffering from autoimmune diseases, today reported financial results for the second quarter ended June 30, 2020 and provided a recent business update.

“The second quarter was marked by significant foundation-building milestones, including the growth of our team, followed by the completion of our IPO in July. We believe our platform enables a truly innovative approach to address autoimmune disease with modular proteins and bifunctional antibodies, and we look forward to advancing our pipeline as rapidly as possible,” said Rahul Kakkar, M.D., Chief Executive Officer of Pandion Therapeutics. “The capital raised from our IPO will enable the continued development of our lead product candidate, PT101, into and through Phase 1b/2a trials in ulcerative colitis, as well as allow us to advance earlier stage candidates into the clinic and continue the progression of our TALON discovery programs. We continue to look forward to reporting top-line Phase 1a data for PT101 in the first half of 2021. We are extremely proud of what our team has accomplished, and we aim to continue to innovate as we work towards our mission of developing and commercializing therapeutics for patients suffering from autoimmune diseases.”

Second Quarter & Recent Business Updates

•

Completed Initial Public Offering (IPO), raising approximately $153 million in gross proceeds. In July 2020, Pandion completed its IPO, selling approximately 8.5 million shares of common stock at a public offering price of $18.00 per share, which includes 994,166 shares issued in August 2020 pursuant to the partial exercise of the underwriter’s option to purchase additional shares. In connection with the IPO, Pandion converted from a Delaware limited liability company to a Delaware corporation.

•

Appointed John S. Sundy, M.D., Ph.D. as Chief Medical Officer. In May 2020, Pandion announced the appointment of John S. Sundy, M.D., Ph.D. as Chief Medical Officer. Dr. Sundy brings deep expertise in translational medicine and innovative drug development from his previous leadership role at Gilead.

•

Announced issuance of U.S. patent for bifunctional molecules derived from TALON™ platform. In June 2020, Pandion announced the U.S. Patent and Trademark Office issued U.S. Patent No. 10,676,516 with claims covering bifunctional molecules that target IL-2 muteins to tissues in the gut. The bifunctional molecules protected under this patent were developed using Pandion’s proprietary TALON (Therapeutic Autoimmune reguLatOry proteiN) drug design and discovery platform that enables Pandion to create bifunctional product candidates designed to concentrate immune effector modulators within a target organ. Additional patent applications are pending in the U.S. and globally covering various immune effectors, tissue-targeted tethers, and combinations thereof.

Financial Results for Second Quarter of 2020:

•

Cash Position: Cash and cash equivalents were $105.7 million as of June 30, 2020 as compared to $16.0 million as of December 31, 2019. The June 30, 2020 cash balance does not include the proceeds from the company’s IPO which closed in the third quarter of 2020 and raised approximately $153 million in gross proceeds.

•

Research and Development (R&D) Expenses: R&D expenses were $8.9 million for the quarter ended June 30, 2020, compared to $4.9 million for the quarter ended June 30, 2019. The increase was primarily due to higher consulting services and development activities outsourced to Contract Research Organizations. The company also had a $1.2 million increase in personnel related costs and a $0.5 million increase in facility and equipment costs.

•

General and Administrative (G&A) Expenses: G&A expenses were $2.3 million for the quarter ended June 30, 2020, compared to $0.8 million for the quarter ended June 30, 2019. The increase was primarily due to a $1.0 million increase in professional services and $0.3 million in personnel-related costs.

•

Net Loss: Net loss attributable to common shareholders was $11.9 million, or a net loss of $10.15 per basic and diluted share, for the quarter ended June 30, 2020, compared to $6.7 million, or a net loss of $6.30 per basic and diluted share, for the quarter ended June 30, 2019.

About Pandion Therapeutics

Pandion Therapeutics is developing novel therapeutics designed to address the unmet needs of patients suffering from autoimmune diseases. Pandion’s TALON (Therapeutic Autoimmune reguLatOry proteiN) drug design and discovery platform enables the company to create a pipeline of product candidates using immunomodulatory effector modules, with the ability to also combine an effector module with a tissue-targeted tether module in a bifunctional format. Pandion’s lead product candidate PT101, a combination of an interleukin-2 mutein effector module with a protein backbone, is designed to selectively expand regulatory T cells systemically, without activating proinflammatory cells, such as conventional T cells and natural killer cells, is currently in a Phase 1a clinical trial. Pandion is continuing to develop and expand its library of effector and tether modules as part of its earlier-stage research and discovery pipeline. For more information, please visit www.pandiontx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding the Company’s strategy and clinical development plans, timelines and prospects, the timing of availability of clinical trial data and the Company’s ability to fund its operations through the first half of 2024, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Pandion’s ability to obtain and maintain necessary approvals from the FDA and other regulatory authorities; initiate preclinical studies and clinical trials of PT101 and its other product candidates; advance PT101 and its other product candidates in preclinical research and clinical trials; replicate in clinical trials positive results found in preclinical studies; advance the development of its product candidates under the timelines it anticipates in current and future clinical trials; obtain, maintain or protect intellectual property rights related to its product candidates; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in the Company’s most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenue	$1,955	$—	$3,956	$—
Operating Expenses
Research and development	8,860	4,934	15,802	10,019
General and administrative	2,297	840	3,863	1,614

Total operating expenses	11,157	5,774	19,665	11,633

Loss from operations	(9,202)	(5,774)	(15,709)	(11,633)
Interest income	4	89	45	143
Interest expense	(39)	—	(82)	—
Fair value adjustments to convertible note	—	—	89	—

Net Loss	(9,237)	(5,685)	(15,657)	(11,490)
Change in redemption value of redeemable convertible preferred shares	(2,712)	(982)	(4,245)	(1,936)

Net loss attributable to common shareholders	(11,949)	(6,667)	(19,902)	(13,426)

Net loss per common share, basic and diluted	$(10.15)	$(6.30)	$(17.23)	$(13.19)

Weighted-average number of shares outstanding used in computing net loss per common share, basic and diluted	1,177,479	1,057,617	1,154,856	1,018,254

Condensed Balance Sheet Data

(in thousands)

	June 30 2020	December 31, 2019
	(unaudited)
Cash and cash equivalents	$105,725	$15,970
Total assets	113,514	21,019
Total liabilities	23,400	16,841
Total members’ deficit	(62,482)	(42,789)

Contacts

Media:

Kathryn Morris

The Yates Network

914-204-6412

kathryn@theyatesnetwork.com

Investors:

Sarah McCabe

Stern Investor Relations, Inc.

212-362-1200

Sarah.mccabe@sternir.com